Exhibit 99.1

Dayton Superior Reports Record Fourth Quarter and Full Year 2007 Results

DAYTON, Ohio--(BUSINESS WIRE)--Dayton Superior Corporation (NASDAQ: “DSUP”), the leading North American provider of specialized products for the non-residential concrete construction market, reported today its highest fourth quarter and full year income from operations.

The following results for its fourth quarter ended December 31, 2007, are compared with results for the similar period of 2006:

  Net sales were $116 million, equal to 2006.
  Income from operations was $11 million compared to $3 million in 2006, reflecting gains in product sales gross profit, as favorable pricing and ongoing cost improvement programs continued to expand margins;
  Net loss of $3 million, or $0.18 per share, improved from net loss of $10 million, or $0.91 per share. The net loss includes $2 million, or $0.12 per share, of non-recurring items.

Eric R. Zimmerman, Dayton Superior’s President and Chief Executive Officer, said, “Our operating performance improvement trends that began in 2006 are evident in our fourth quarter and full year results. Considering that the construction industry experienced challenges through most of the year, and that non-residential construction activity was flat to down, these results validate the work of the Dayton Superior team to improve our processes, customer service, and operating results.”

For the quarter, product sales of Dayton Superior’s concrete construction related products increased 1% to $89 million, stemming both from higher selling prices and higher unit volume. Equipment rental revenues decreased 16% to $15 million, while the revenues from sales of used rental equipment increased 12% to $11 million.

Gross profit on product sales was $22 million, or 25% of product sales, a 400 basis point improvement over the fourth quarter of 2006, as the Company’s cost saving initiatives continued to outpace inflation. Rental gross profit was $7 million, or 47% of rental revenue, compared with $8 million, or 43% of rental revenue, in the fourth quarter of 2006. Fourth quarter gross profit as a percent of sales of used rental equipment increased to 85% from 78% in last year's fourth quarter.

Selling, general, and administrative expenses at $27 million and 23% of sales were down from $31 million and 27% of sales in 2006 due to lower consulting fees and stock compensation expense.

Other expenses of $2 million in the fourth quarter related to terminated merger discussions.

The following results for all of 2007, are compared with results for the similar period of 2006:

  Net sales were $483 million, compared to $479 million for 2006.
  Income from operations was $42 million compared to $33 million in 2006, reflecting gains in product sales gross profit, as favorable pricing and ongoing cost improvement programs continued to expand margins;
  Net loss of $7 million, or $0.37 per share, improved from net loss of $18 million, or $1.76 per share, despite $2 million, or $0.12 per share, of non-recurring items.

Dayton Superior is proceeding with the previously reported refinancing of its revolving credit facility and 10-3/4% Senior Second Secured Notes, and expects to close this refinancing in the first quarter of 2008.

"The annual and quarterly improvement trends in gross margins validate our strategy and our direction. Gross margin, less SG&A, showed a 40% improvement for the year. In short, 2007 was a very solid operating year for Dayton Superior. We expect our regionalization, new product development, and manufacturing initiatives to continue to lead improved operating results as we focus on those activities that are closest to our customers. As 2008 unfolds, Dayton Superior is positioned well and looking forward to another record year," Zimmerman said.

Dayton Superior has determined that it overstated Deferred Income Taxes in 2004 by approximately $11 million and, as a result, had reflected higher liabilities and higher Shareholders’ Deficit in periods from 2004 and subsequent by that amount. The overstatement resulted from failing to reduce the tax valuation allowance for accelerated depreciation that will reverse within net operating loss carry forward periods. As a result, Dayton Superior restated financial statements subsequent to December 31, 2004 to reflect lower total liabilities and lower shareholders’ deficit by approximately $11 million. The restatement has been reflected in the summary balance sheet attached to this release. The restatement does not affect Dayton Superior’s consolidated statement of operations for any period subsequent to 2004.

The Company has scheduled a conference call at 11:00 a.m. ET, Friday, February 15, 2008 to discuss the fourth quarter and full year 2007 results. The conference call can be accessed by dialing 1-800-226-0630 and entering ID#33887790 at least ten minutes before the start of the call. A replay of the call will be available from 2:00 p.m. ET on Friday, February 15, 2008 through 11:59 p.m. EDT on Monday, February 25, 2008 by calling 1-800-642-1687 or 1-706-645-9291 and entering ID#33887790.

Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  depressed or fluctuating market conditions for our products and services;
  operating restrictions imposed by our existing debt;
  increased raw material costs and operating expenses;
  our ability to increase manufacturing efficiency, leverage our purchasing power and broaden our distribution network;
  the competitive nature of our industry in general, as well as our specific market areas;
  changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

Dayton Superior Corporation Summary Income Statement, Unaudited (amounts in thousands, except per share amounts)

	For the fiscal quarter ended:
	December 31, 2007		December 31, 2006
	Amount	% of Sales	Amount	% of Sales

Product Sales	$88,727	76.7%	$87,565	75.4%
Rental Revenue	15,460	13.4%	18,341	15.8%
Used Rental Equipment Sales	11,410	9.9%	10,217	8.8%
Net Sales	115,597	100.0%	116,123	100.0%

Product Cost of Sales	66,786	75.3%	69,359	79.2%
Rental Cost of Sales	8,166	52.8%	10,515	57.3%
Used Rental Equipment Cost of Sales	1,737	15.2%	2,271	22.2%
Cost of Sales	76,689	66.3%	82,145	70.7%
Product Gross Profit	21,941	24.7%	18,206	20.8%
Rental Gross Profit	7,294	47.2%	7,826	42.7%
Used Rental Equipment Gross Profit	9,673	84.8%	7,946	77.8%
Gross Profit	38,908	33.7%	33,978	29.3%

Selling, General & Administrative (SG&A)	27,045	23.4%	30,805	26.6%
Gross Profit Less SG&A(1)	11,863	10.3%	3,173	2.7%

Facility Closing and Severance Expenses	1,162	1.0%	50	---
(Gain) Loss on Disposals of Property, Plant, and Equipment	82	0.1%	271	0.2%
Income from Operations	10,619	9.2%	2,852	2.5%

Interest Expense, net	11,757	10.2%	12,556	10.8%
Other Expense	2,181	1.9%	447	0.4%
Income (Loss) Before Income Taxes	(3,319)	(2.9%)	(10,151)	(8.7%)
Provision for Income Taxes	(17)	---	(65)	(0.1%)
Net Income (Loss)	$(3,302)	(2.9%)	$(10,086)	(8.6%)

Weighted Average Shares Outstanding	18,314		11,124
Basic and Diluted Net Income (Loss) Per Share	$(0.18)		$(0.91)

Rental Depreciation	$4,478		$4,929
Other Depreciation	2,224		2,016
Total Depreciation	$6,702		$6,945
Rental Gross Profit Without Depreciation	11,772	76.1%	12,755	69.5%

(1) Gross Profit Less SG&A is calculated and reconciled to Gross Profit ($38,908 and $33,978, respectively, for the three months ended December 31, 2007 and December 31, 2006) by subtracting SG&A expenses ($27,045 and $30,805, respectively, for the three months ended December 31, 2007 and December 31, 2006) from Gross Profit.

Dayton Superior Corporation Summary Income Statement, Unaudited (amounts in thousands, except per share amounts)

	For the year ended:
	December 31, 2007		December 31, 2006
	Amount	% of Sales	Amount	% of Sales

Product Sales	$398,404	82.4%	$388,100	81.0%
Rental Revenue	59,671	12.4%	62,769	13.1%
Used Rental Equipment Sales	24,883	5.2%	28,441	5.9%
Net Sales	482,958	100.0%	479,310	100.0%

Product Cost of Sales	292,946	73.5%	296,351	76.4%
Rental Cost of Sales	33,295	55.8%	36,845	58.7%
Used Rental Equipment Cost of Sales	4,951	19.9%	7,706	27.1%
Cost of Sales	331,192	68.6%	340,902	71.1%

Product Gross Profit	105,458	26.5%	91,749	23.6%
Rental Gross Profit	26,376	44.2%	25,924	41.3%
Used Rental Equipment Gross Profit	19,932	80.1%	20,735	72.9%
Gross Profit	151,766	31.4%	138,408	28.9%

Selling, General & Administrative (SG&A)	106,882	22.1%	106,453	22.2%
Gross Profit Less SG&A(1)	44,884	9.3%	31,955	6.7%

Facility Closing and Severance Expenses	1,753	0.4%	423	0.1%
(Gain) Loss on Disposals of Property, Plant, and Equipment	560	0.1%	(1,504)	(0.3%)
Income from Operations	42,571	8.8%	33,036	6.9%

Interest Expense, net	46,526	9.6%	50,096	10.5%
Other Expense	2,300	0.5%	555	0.1%
Income (Loss) Before Income Taxes	(6,255)	(1.3%)	(17,615)	(3.7%)
Provision for Income Taxes	437	0.1%	394	0.1%
Net Income (Loss)	$(6,692)	(1.4%)	$(18,009)	(3.8%)

Weighted Average Shares Outstanding	18,284		10,225
Basic and Diluted Net Income (Loss) Per Share	$(0.37)		$(1.76)

Rental Depreciation	$16,623		$19,156
Other Depreciation	8,561		6,763
Total Depreciation	$25,184		$25,919
Rental Gross Profit Without Depreciation	42,999	72.1%	45,080	71.8%

(1) Gross Profit Less SG&A is calculated and reconciled to Gross Profit ($151,766 and $138,408 respectively, for the fiscal year ended December 31, 2007 and December 31, 2006) by subtracting SG&A expenses ($106,882 and $106,453, respectively, for the fiscal year ended December 31, 2007 and December 31, 2006) from Gross Profit.

Dayton Superior Corporation Summary Balance Sheet, Unaudited (in thousands)

	As of:
	December 31, 2007	Restated December 31, 2006
Summary Balance Sheet:
Cash	$3,381	$26,813
Accounts Receivable, Net	68,593	71,548
Inventories	66,740	58,396
Other Current Assets	6,458	6,230
Total Current Assets	145,172	162,987

Rental Equipment, Net	67,640	63,766
Property & Equipment, Net	56,812	45,697
Goodwill & Other Assets	47,629	49,188
Total Assets	$317,253	$321,638

Revolving Credit Facility	$-	$-
Current Portion of Long-Term Debt	172,597	2,551
Accounts Payable	39,204	40,883
Other Current Liabilities	34,933	38,195
Total Current Liabilities	246,734	81,629

Other Long-Term Debt	152,000	319,899
Other Long-Term Liabilities	8,162	10,332
Total Liabilities	406,896	411,860
Stockholders’ Deficit	(89,643)	(90,222)
Total Liabilities & Stockholders’ Deficit	$317,253	$321,638
Dayton Superior Corporation Summary Cash Flow Statement, Unaudited (in thousands)

	For the year ended:
	December 31, 2007	December 31, 2006

Net Loss	$(6,692)	$(18,009)
Non-Cash Adjustments to Net Loss	14,638	10,772
Changes in Assets and Liabilities	(9,121)	10,987
Net Cash Used in Operating Activities	(1,175)	3,750

Property, Plant and Equipment Additions, Net	(19,905)	(13,216)
Rental Equipment Additions, Net	(1,515)	1,997
Net Cash Used in Investing Activities	(21,420)	(11,219)

Net Repayments Under Revolving Credit Facility	-	(48,700)
Repayments of Other Long-Term Debt	(2,318)	(2,880)
Financing Costs Incurred	(712)	(1,272)
Issuance of Shares of Common Stock	791	87,009
Net Change in Loans to Stockholders	1,183	180
Net Cash Provided By Financing Activities	(1,056)	34,337

Other, Net	219	(55)
Net Increase (Decrease) in Cash	$(23,432)	$26,813
Dayton Superior Corporation EBITDA and Reconciliation to Net Income (Loss), Unaudited (in thousands)

	For the three months ended:		For the year ended:
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Net Income (Loss)	$(3,302)	$(10,086)	$(6,692)	$(18,009)
Provision for Income Taxes	(17)	(65)	437	394
Interest Expense	12,023	12,619	47,019	49,983
Interest Income	(266)	(63)	(493)	113
Depreciation Expense	6,702	6,945	25,184	25,919
Amortization of Intangibles	114	75	247	560
EBITDA	$15,254	$9,425	$65,702	$58,960

EBITDA was reduced (increased) by the following items:
(Gain) Loss on Disposals of Property, Plant and Equipment	82	271	560	(1,504)
Facility Closing and Severance Expenses	1,162	50	1,753	423
Stock Compensation Expense	717	1,596	2,779	2,249
Other Expense	2,156	447	2,265	555

EBITDA, a metric used by management to measure operating performance, is defined as earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization of intangibles. Dayton Superior presents EBITDA because our management believes that EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, some of which present EBITDA when reporting their results. Dayton Superior's management regularly evaluates our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. Dayton Superior believes EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation, amortization and income taxes, which often vary from company-to-company. In addition, Dayton Superior uses EBITDA in evaluating acquisition targets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Since not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937 428-9115